EXHIBIT 33.1

        Report on Assessment with Compliance with Servicing Criteria for
                             Asset-Backed Securities
                        (Goldman Sachs Mortgage Company)

1. Goldman Sachs Mortgage Company ("GSMC") is responsible for assessing compliance with the servicing criteria applicable to it under paragraph
         (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 2006 (the "Reporting Period"). The transactions covered by this report include asset-backed securities transactions for which GSMC acted as master servicer involving auto loans other than transactions consummated prior to the effectiveness of Regulation AB (the "Platform"). The sole asset-backed securities transaction covered by this report is the GS Auto Loan Trust 2006-1.

2. GSMC used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess its compliance with the applicable servicing criteria. GSMC has determined that the only servicing criteria applicable to GSMC set forth in paragraph (d) of Item 1122 of Regulation AB based on the activities GSMC performs with respect to the Platform are those set forth in clause (d)(1)(ii) thereof, and that all of the other criteria set forth in paragraph (d) of Item 1122 of Regulation AB are inapplicable to GSMC based on the activities it performs with respect to the Platform.

3. GSMC has complied in all material respects with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period with respect to the Platform taken as a whole.

4. PricewaterhouseCoopers LLP, a registered public accounting firm, has issued an attestation report on GSMC's assessment of compliance with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period.

March 30, 2007             GOLDMAN SACHS MORTGAGE COMPANY, as Servicer

                           By: Goldman Sachs Real Estate Funding Corp., its general partner

                           By:  /s/ Curtis Probst
                                ------------------
                           Name: Curtis Probst
                           Title: Vice President